Exhibit 3(b)

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND THIS BOND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

MCI INCOME FUND VII, LLC

7.00–9.00% Senior Secured Bonds (Class A Bonds)

No. [•]	No. of 7.00–9.00% Bonds (the “Class A Bonds”): [•] Principal Amount of the Bonds: $[•]
Series: A-1
Series Issuance Date: 9/20/2024

MCI INCOME FUND VII, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to [•] (the “Holder”), the principal sum of up to $[•], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Class A Bonds attached hereto, on the Maturity Date (as defined in the Indenture).

Interest Payment Dates: Monthly payments commencing on the Initial Interest Payment Date (as defined in the Indenture) and continuing monthly thereafter on the 30th of each month (or the next Business Day thereafter) until the Class A Bonds are no longer outstanding. The initial interest payment for all Class A Bonds shall be prorated to include interest accrued from the date of issuance through the end of the first full month immediately preceding such Interest Payment Date.

Record Dates: The 25th day of each month.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [•]

MCI INCOME FUND VII, LLC, a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 7.00–9.00% secured Class A Bonds described in the within-mentioned Indenture. Dated: [●].

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

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SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease or Increase	Signature of Authorized Officer or Trustee of Registrar

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(Reverse of Bond)

7.00–9.00% Senior Secured Bonds (Class A Bonds)

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of September 20, 2024 (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $55,000,000 in the aggregate of Class A Bonds and Class B Bonds of the Company. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the Class A Bonds from the date of issuance up to the Maturity Date, which is subject to the automatic extension of the Maturity Date for two three-year periods as prescribed in the Indenture. The Company will pay interest due on the Class A Bonds on the Interest Payment Dates. Interest on the Class A Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Class A Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 365-day year.

The Interest Rate on this Bond shall be fixed interest rate for each period described below (each a “Fixed Rate Period”), which may be either the “Initial Fixed Rate Period” or any “Quarterly Fixed Rate Period,” and shall be determined separately for each Fixed Rate Period as set forth below.

(a)	Initial Fixed Rate Period: The Initial Fixed Rate Period shall begin on the issuance date for this Bond and end on the last day of the month that is 12 full months following the Series Issuance Date, disregarding any partial first month. During the Initial Fixed Rate Period, the Interest Rate on this Bond shall be the fixed rate of 9.00% per annum.

(b)	Interest Rate Adjustment for Subsequent Fixed Rate Periods: Beginning on the first day of the month following the end of the Initial Fixed Rate Period, each successive Fixed Rate Period shall be a quarterly period beginning of the first day of the month following the end of the prior Fixed Rate Period (a “Quarterly Fixed Rate Period”). The Interest Rate on this Bond during each Quarterly Fixed Rate Period shall be determined as follows:

Interest Rate = 3.00% plus the interest rate publicly quoted by the Wall Street Journal from time to time as representative of the prime commercial interest rate, determined quarterly as of a date fifteen (15) calendar days prior to the beginning of the applicable quarter for which monthly interest payments are to be made; provided, however, that the interest rate determined for a given quarter shall not be less than 7.00%, nor exceed 9.00%.

The Interest Rate so determined shall continue to be subject to further adjustment to reflect any Defaulted Interest that may be applicable.

SECTION 2. Method of Payment. The Company will pay interest on the Class A Bonds to the Persons who are registered holders of Class A Bonds at the close of business on the Record Date, even if such Class A Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The Class A Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, provided that the Company, in the Manager’s sole discretion, may accept smaller denominations. The Company shall pay principal, premium, if any, and interest on the Class A Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest and other amounts due on the Class A Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by wire transfer, ACH transfer, or by check mailed to the holders of Class A Bonds at their respective addresses set forth in the Bond Register.

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SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, N.A. will act as paying agent and registrar for the Bonds held in global form by DTC or its nominee, Phoenix American Financial Services, Inc. will act as paying agent and registrar for the Bonds held in any other name. The Company may change the paying agent or registrar without notice to the holders of Class A Bonds. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the Class A Bonds under the Indenture. The terms of the Class A Bonds include those stated in the Indenture for a complete description of the terms of the Class A Bonds. The Class A Bonds are subject to all such terms, and holders of Class A Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Redemption at the Option of the Company. The Class A Bonds may be redeemed at the Company’s option at no penalty beginning 18 months prior to the initial Maturity Date and any time thereafter as prescribed in the Indenture. If the Company elects to redeem Class A Bonds pursuant to this Section, it shall notify the Trustee in writing of the redemption date, the redemption price and the principal amount of Class A Bonds to be redeemed. The Company shall give notice of redemption to the Trustee not less than 120 days before the redemption date, together with such documentation and records as shall enable the Trustee to select the Class A Bonds to be redeemed. In the event the Company elects to redeem less than all of the Class A Bonds, the particular Class A Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

SECTION 6. Redemption at the Option of the Holder. The Class A Bonds will be redeemable at the election of the Holder as prescribed in the Indenture.

SECTION 7. Redemption Upon Death, Disability or Bankruptcy. Within 60 days of the death or Total Permanent Disability of a holder who is a natural person (a “Holder Redemption Event”), the estate of such Holder, such Holder, or legal representative of such Holder may request that the Company repurchase, in whole but not in part, the Class A Bonds held or beneficially held by such Holder (including Class A Bonds of such Person held or beneficially held in his or her individual retirement accounts) as prescribed in the Indenture.

SECTION 8. Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs while any Class A Bonds remain outstanding, the Company shall immediately provide written notice to the Trustee and Bondholders and shall make an offer to each Bondholder to repurchase all outstanding Class A Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Class A Bonds are redeemed, plus (i) 1.015 times the then outstanding principal amount of the Class A Bonds if such Class A Bonds are at least two years, but no more than three years, from maturity; (ii) 1.01 times the then outstanding principal amount of the Class A Bonds if such Class A Bonds are at least one years, but no more than two years, from maturity; or (iii) the then outstanding principal amount of the Class A Bonds if such Class A Bonds are no more than one year from maturity.

SECTION 9. Denominations, Transfer Exchange. The Class A Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof, provided that the Company, in the Manager’s sole discretion, may accept smaller denominations. The transfer of Class A Bonds may be registered and Class A Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of Class A Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Class A Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Class A Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Class A Bonds for a period of 15 days before a selection of Class A Bonds to be redeemed.

SECTION 10. Persons Deemed Owners. The registered holder of Class A Bonds may be treated as its owner for all purposes.

SECTION 11. Amendment and Supplement. The parties to the Indenture may amend or supplement the Indenture and the Class A Bonds as provided in the Indenture.

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SECTION 12. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Class A Bonds may declare the principal of, premium, if any, and accrued interest on the Class A Bonds to be due and payable immediately in accordance with the provisions of Section 6.01 of the Indenture. Holders of Class A Bonds may not enforce the Indenture or the Class A Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Class A Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Class A Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02 of the Indenture. The holders of a majority of the Class A Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Class A Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2) of the Indenture.

SECTION 13. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 14. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Class A Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Class A Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Class A Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Class A Bonds.

SECTION 15. Authentication. Any certificated Bond shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 16. Abbreviations. Customary abbreviations may be used in the name of a holder of Class A Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), IT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 17. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to holders of Class A Bonds. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 18. Registered Form. The Class A Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 19. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Company will furnish to any holder of Class A Bonds upon written request and without charge a copy of the Indenture.

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